Exhibit 10.1

AGREEMENT REGARDING RETIREMENT

AGREEMENT effective as of April 1, 2010 (the “Effective Date”), between THE INTERPUBLIC GROUP OF COMPANIES, INC. (“Interpublic”) and JOHN J. DOONER (“Executive”).

WITNESSETH:

WHEREAS, Interpublic and Executive are parties to an Employment Agreement made as of January 1, 1994, and amended by Supplemental Agreements made as of July 1, 1995, September 1, 1997, January 1, 1999, April 1, 2000, November 7, 2002, March 31, 2003, and November 12, 2003 (collectively, the “Employment Agreement”); and

WHEREAS, Paragraph 4.02 of the Employment Agreement provides that Executive may at any time give written notice to Interpublic specifying a termination date not less than 12 months after the date on which such notice is given, and Paragraph 4.03 of the Employment Agreement requires that Executive continue to perform his duties thereunder until his termination date at his salary in effect on the date that notice of such termination is given; and

WHEREAS, Executive intends to retire, effective March 31, 2011; and

WHEREAS, Executive and Interpublic wish to set forth the terms of his employment for the period from April 1, 2010 through March 31, 2011;

NOW, THEREFORE, in consideration of the mutual promises set forth herein and in the Agreement, the parties hereto, intending to be legally bound, agree as follows:

1.           Incorporation by Reference.  All provisions of the Employment Agreement are hereby incorporated herein by reference and shall remain in full force and effect except to the extent such provisions are expressly modified by this Agreement.

2.           Service as Chairman and Subsequent Transition.  In accordance with Paragraph 4.03 of the Employment Agreement, Executive shall continue to be employed and provide services thereunder until March 31, 2011, at his salary in effect on the date hereof; provided, however, that his duties shall be modified as follows:

a.           Effective as of the close of business March 31, 2010, Executive shall cease to be the Chief Executive Officer of the McCann Worldgroup (“McCann”).  From April 1, 2010 through December 31, 2010, Executive shall serve as Executive Chairman of McCann.

b.           Effective as of the close of business December 31, 2010, Executive shall cease to be the Executive Chairman of McCann.  From January 1, 2011 through March 31, 2011, Executive shall continue to assist Interpublic and McCann in the transition of leadership responsibilities to McCann’s new leadership team and shall be available to perform such additional duties as Interpublic or McCann may from time to time assign to him.  The parties anticipate that during this period, Executive will not be working for Interpublic or McCann on a full-time basis, but that the level of services that he performs will be more than 20 percent of the average level of services that he performed over the immediately preceding 36 months.

If Executive is requested to provide any services to McCann or Interpublic after March 31, 2011, the parties shall negotiate in good faith to establish mutually acceptable terms of engagement.

3.           Retention and Retirement Payments.  In consideration of the contributions that he has made over a long career with McCann and Interpublic, and Executive’s commitment to ensure that the transition to new leadership at McCann is successful, Executive shall be eligible to receive the following compensation and benefits, subject to the approval of the Compensation Committee of Interpublic’s Board of Directors, and provided that he remains employed by McCann or Interpublic, and performs the duties required hereunder, through the earlier of (i) March 31, 2011, or (ii) the scheduled payment date:

a.           Executive shall be eligible to receive an award pursuant to the Executive Incentive Plan (“EIP”) for calendar year 2010.  Such award shall be paid on or before March 15, 2011.  Executive shall not be eligible for an EIP award for calendar year 2011.

b.           Effective March 31, 2011, Executive shall vest in all then-outstanding Interpublic stock options.  Each option shall be exercisable until the earlier of (a) March 31, 2014, or (b) the tenth anniversary of the grant date.

c.           Effective March 31, 2011, the restrictions on all Restricted Stock previously granted to Executive shall be lifted.

d.           Subject to achievement of the applicable performance criteria, Executive shall be entitled to receive shares or cash in settlement of Executive’s 2008 Performance Share Award, granted under the Interpublic Group of Companies, Inc. 2006 Performance Incentive Plan (the “PIP”).  Such shares or cash shall be delivered to Executive on March 31, 2011.

e.           Effective March 31, 2011, Executive shall vest in his 2009 Performance Cash Award, granted under the PIP.  The amount payable under such 2009 Performance Cash Award shall be determined based on 2009 and 2010 performance, with a performance rating for 2011 of 0%.  By way of example, if Executive’s performance ratings for 2009 and 2010 are at target, the amount payable under the 2009 Performance Cash Award would be equal to two-thirds (2/3) of the target amount.  The cash (if any) payable under the 2009 Performance Cash Award shall be paid within 60 days after March 31, 2011.

f.           Executive’s coverage elected under Interpublic’s benefit plans shall end on March 31, 2011, unless Employee chooses to extend such coverage as allowed by COBRA.   Thereafter, Executive shall be eligible to continue participation in the Executive Medical Plus Plan (“EMPP”) until the end of the “maximum required period” of continuation coverage under Section 602(2)(A) of the Employee Retirement Income Security Act of 1974, as amended (the “COBRA Period”), which Executive and Interpublic anticipate will be September 30, 2012.  Following the end of the COBRA Period, Executive shall be eligible to participate in Interpublic’s Retiree Medical Plan. Executive’s coverage under the plans described in this Paragraph 3.f shall be contingent on Executive paying (I) the full COBRA premiums for such continued coverage during the COBRA Period and (II) the applicable contribution under the Retiree Medical Plan for the period after the COBRA period.

g.           Because Executive is a “specified employee” (within the meaning of Treas. Reg. § 1.409A-1(i)), payments under the Executive Special Benefit Agreements (“ESBAs”) between Executive and Interpublic shall begin in the seventh month that starts after Executive’s separation from service, in accordance with the terms of the ESBAs.  Based on Executive’s scheduled separation date of March 31, 2011, Executive and Interpublic anticipate that payments will start in October 2011.

h.           Executive shall be entitled to benefits under the Interpublic Retirement Account Plan, the Interpublic Savings Plan, and the special deferred compensation arrangement described in the “Nonqualified Deferred Compensation Arrangements” section of Interpublic’s definitive proxy statement filed on April 30, 2009.  Such benefits shall be calculated and paid in accordance with the applicable plan documents.  No provision of this Agreement shall be construed to enhance or diminish Executive’s rights under the plans referenced in this Paragraph 3.h.

i.           After March 31, 2011, Interpublic shall have no further obligation to make premium payments towards Executive’s individual term life insurance policy.

All payments under this Agreement shall be subject to applicable tax withholdings, as determined by Interpublic.  In addition, Executive shall be solely responsible for paying all required taxes on all payments and other compensation (including imputed compensation) and benefits provided under this Agreement, without regard to whether taxes are withheld or the amount withheld.

4.           Entire Agreement.  This Agreement sets forth the entire understanding between McCann, Interpublic, and Executive concerning Executive’s retirement.  Executive shall not be entitled to any compensation, benefits, or other remuneration that is not described in Paragraph 2 or 3, above.

5.           Section 409A.  This Agreement shall be construed, administered, and interpreted in accordance with the requirements of Section 409A.  If Interpublic or Executive determines that any provision of this Agreement is or might be inconsistent with the requirements of Section 409A, the parties shall attempt in good faith to agree on such amendments as may be necessary or appropriate to avoid causing Executive to incur adverse tax consequences under Section 409A.  No provision of the Agreement, as amended hereby, shall be interpreted or construed to transfer any liability for failure to comply with Section 409A from Executive or any other individual to Interpublic or any of its affiliates.

IN WITNESS WHEREOF, Interpublic, by its duly authorized officer, and Executive have caused this Amendment to the Agreement to be executed.

The Interpublic Group of Companies, Inc.	Executive

BY: /s/ Timothy Sompolski Timothy Sompolski Executive Vice President Chief Human Resources Officer	/s/ John J. Dooner John J. Dooner

DATE: 3/8/10	DATE: 3/1/10